UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 8, 2013

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 8, 2013, DURECT Corporation (the “Company”) announced the pricing of an underwritten public offering of 7,142,858 shares of its common stock, offered at a price of $1.40 per share to the public. All of the shares in the offering were sold by the Company. The offering is expected to close on November 13, 2013. The Company granted the underwriters a 30-day option to purchase up to an aggregate of 1,071,429 additional shares and the underwriters exercised this option in full prior to the closing. As a result, the Company will sell a total of 8,214,287 shares of its common stock in this offering. The gross proceeds to the Company from this offering are approximately $11.5 million, before deducting underwriting discounts and commissions, and other estimated offering expenses payable by the Company.

Stifel acted as sole book-running manager for the offering and Janney Montgomery Scott acted as co-manager.

Item 8.01. Other Events

On November 8, 2013, the Company issued a press release announcing the pricing of the public offering described in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

1.1	Underwriting Agreement, dated November 8, 2013, by and between the Company and Stifel, Nicholaus & Company, Incorporated, as representative for the several underwriters named therein.

5.1	Opinion of Morrison & Foerster LLP

99.1	Press Release dated November 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: November 13, 2013	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Chief Financial Officer